AMENDED AND RESTATED BYLAWS

OF
EMBASSY BANCORP, INC.

Effective as of August 15, 2014

ARTICLE I
Meetings of Shareholders

Section 1.1.Annual Meeting.  The annual meeting of the shareholders, to elect Directors and transact whatever business that may properly be brought before the meeting, shall be held in each calendar year at such time and place as the Board of Directors may legally designate.

Section 1.2.Special Meeting.  Except as otherwise specifically provided by applicable statute, special meetings of the shareholders may be called for any proper purpose at any time by the President, the Board of Directors, or by any two or more shareholders owning, in the aggregate, not less than twenty (20) percent of the shares entitled to vote at the particular meeting.

Section 1.3.Notice of Meeting.  A written or printed notice of the time, place and, if a special meeting, purpose of such special meeting, unless otherwise provided by law, shall be given to every shareholder of record entitled to vote at the meeting, by mailing, postage prepaid, not less than ten (10) days prior to the date fixed for the meeting, at the address appearing on the books of the Corporation.  Business transacted at all special meetings shall be confined to the business and purposes stated in the notice of such meeting (other than procedural matters relating to the conduct of the meeting).

Section 1.4.Shareholders of Record.  The Board of Directors may fix a date for the determination of the shareholders entitled to receive notice of and to vote at any meeting or to receive any dividend, distribution or allotment of rights or a date for any change, conversion or exchange of shares by fixing a record date not more than ninety (90) days prior thereto.  Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this Section.  When a determination of shareholders of record has been made as provided in this Section 1.4 for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 1.5.Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote on a particular matter shall constitute a quorum for purposes of considering and acting on such matter.  If a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder shall be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue.  If a meeting cannot be organized for lack of a quorum, those present, in person or by proxy, may

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adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that, in the case of any meeting called for the election of Directors, those shareholders entitled to vote who attend a meeting at which Directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing Directors. At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 1.6.  Voting Rights.  Except as provided by applicable statute or by the articles of incorporation, a majority of votes cast shall decide every question or matter submitted to the shareholders at any meeting. A shareholder may vote in person or by proxy duly authorized in writing in accordance with the law, and be entitled to one vote for each share standing in his name on the books of the Corporation; provided, however, that in each election of Directors, a shareholder is entitled to vote his shares on a cumulative basis.

Section 1.7.Judges of Election.  The Board of Directors shall appoint three judges, not candidates for office and who need not be shareholders, to conduct the election or vote at any meeting.  After a meeting, the judges shall make a report in writing of any question or matter determined by them and execute a certificate of any fact found by them, which the Secretary shall cause to be recorded in the minutes of the meeting.  The decision, act or certificate of a majority shall be the decision, act or certificate of all.  If any judge of election shall not be present at a meeting the vacancy shall be filled by the chairman of the meeting.

Section 1.8.  Business at Meetings of Shareholders.

(a) Except as otherwise provided by applicable statute or these bylaws, nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) by or at the direction of the Board of Directors; (ii) pursuant to the Corporation’s notice of meeting (or any supplement thereto); or (iii) by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of notice provided for in this Section 1.8 and will be such at the time of the meeting; (B) is entitled to vote at the meeting; and (C) complies with the notice and other procedures set forth in subsections (b) and (c) of this Section 1.8.

(b) For nominations or other business to be properly brought before an annual meeting by a shareholder, pursuant to clause (iii) of subsection (a) of this Section 1.8 (or before a special meeting of shareholders pursuant to subsection (d) of this Section 1.8), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than one hundred twenty (120) days prior to the first anniversary of the date of the Corporation’s proxy statement released to shareholders in connection with the preceding

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year’s annual meeting; provided, however, that if the Corporation did not hold an annual meeting the preceding year or if the date of the annual meeting is changed by more than thirty (30) days from the date of the preceding year’s annual meeting, to be timely, notice by the shareholder must be delivered not later than the one hundred twentieth (120th) day prior to the date of the annual meeting (or, if later, the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting). In no event shall the adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case including any successor Rule or regulation thereto, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of any beneficial owner on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as they appear on the Corporation’s books, and the name, address and telephone number of such beneficial owner, (B) the number and class of shares of capital stock of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner, (C) a description of any and all agreements, arrangements or understandings entered into by the shareholder, the beneficial owner or their respective affiliates with respect to equity securities of the Corporation, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights with respect to equity securities of the Corporation, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, (D) to the extent not covered by clauses (B) and (C), any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D promulgated under the Exchange Act if the requirements therein were applicable to the shareholder or the beneficial owner, and a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination and (E) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination. If, after the shareholder has delivered such notice, any information required to be contained in such notice as described in clauses (A) through (E) above changes prior to the date of the meeting, such notice shall be deemed to be not in compliance with this Section 1.8 and not effective unless such shareholder, within three New York Stock Exchange business days of the date of the event causing such change in information, delivers to the Secretary of the Corporation an updated notice containing such change. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the

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Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule l4a-8 (or any successor thereto) promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation.

(c) Subject to Section 1.5, nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the notice or waiver of notice of the meeting (i) by or at the direction of the Board of Directors; (ii) by the shareholder or shareholders who called such meeting; or (iii) by any other shareholder of the Corporation who is entitled to vote at such meeting, who complies with the notice procedures set forth in this Section 1.8 and who is a shareholder of record at the time such notice is delivered to the Secretary of the Corporation and will be such at the time of the meeting. Nominations by such shareholders of persons for election to the Board of Directors may be made at such special meeting of shareholders if the shareholder’s notice as required by subsection (b) of this Section 1.8 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the ninetieth (90th) day prior to the date of the special meeting (or, if later, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting). In no event shall the adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(d) Other than as set forth in Section 2.3 hereof, only persons who are nominated in accordance with the procedures set forth in this Section 1.8 and who satisfy the requirements of Section 2.1 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.8. Except as otherwise provided by statute, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.8 and, if any proposed nomination or business is not in compliance with this Section 1.8, to declare that such defective proposal or nomination shall be disregarded.

ARTICLE II

Board of Directors

Section 2.1.  Number and Tenure.

(a)The business of the Corporation shall be managed by a Board of Directors of not less than five nor more than twenty-five in number who shall hold office for a three year term or until their successors are duly elected and qualified.  Within the foregoing limits, the Board of Directors may from time to time fix the number of Directors. The Directors shall be natural persons of full age.

(b)Every Director shall be a shareholder of the Corporation.

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(c)The Directors shall be divided into three classes, to be known as Class 1, Class 2 and Class 3.  Each class shall consist of approximately one third of the total Board of Directors.  All Directors shall serve for terms of three years and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation or removal.  Election of Directors of Class 1 shall be at the annual meeting of shareholders in 2008 and every three years thereafter.  Election of Directors of Class 2 and 3 shall be at the annual meeting of shareholders in 2009 and 2010, respectively, and every three years thereafter.

Section 2.2.  Advisory or Honorary Directors.  The Board of Directors may appoint each year such number of Advisory or Honorary Directors as the Board of Directors may from time to time determine.  Such persons shall not be entitled to vote at meetings of the Board of Directors.

Section 2.3.  Vacancies.  Any vacancy in the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled by a majority vote of the remaining members of the Board of Directors, though less than a quorum.  Each person so elected shall be a Director to serve for the balance of the unexpired term.

Section 2.4.  Organization.  A meeting for the purpose of organizing the new Board of Directors and electing and appointing officers of the Corporation for the succeeding year shall be held on the first regularly scheduled meeting of the Board following the annual meeting of the shareholders.

Section 2.5. Meetings. Regular meetings of the Board of Directors may be held at such time and place as shall be determined from time to time by resolution of at least a majority of the Board at a duly convened meeting, or by unanimous consent of the Board provided pursuant to Section 2.10.  Notice of each regular meeting of the Board shall specify the date, place and hour of the meeting and shall be given to each Director at least 24 hours before the meeting.

Special meetings may be called by the President or the Chairman and Lead Director, if any, acting together.  Notice of such special meeting shall be given to each member of the Board by the Secretary at least 24 hours before the meeting.

Section 2.6. Quorum; Action by the Board of Directors.  At all meetings of the Board, a majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors, except as may be otherwise specifically provided by applicable statute or by the articles of incorporation or by these bylaws. If a quorum shall not be present at any meeting of Directors, the majority of Directors present thereat may adjourn the meeting. It shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which such adjournment is taken.

Section 2.7.  Telephone Participation.  Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment and be deemed present at the meetings.

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Section 2.8.  Fees.  Each Director and Advisory Director, not a salaried officer, may receive a fee for attendance at each meeting of the Board of Directors, or any committee, in such amount as the Board of Directors may from time to time determine.

Section 2.9.  Minutes.  The Board of Directors and each committee hereinafter provided for shall each keep minutes of the meetings.  Minutes of the committees shall be submitted at the next regular meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors.

Section 2.10.    Board of Directors or Committee Action by Unanimous Consent. Any action which may be taken at a meeting of the Board of Directors or of the members of a committee of the Board may be taken without a meeting if, prior or subsequent to the action, a consent or consents setting forth the action so taken shall be provided by all of the Directors in office (or the members of the committee with regard to committee action), and shall be filed with the Secretary of the Corporation. For purposes of this Section 2.10, a consent may be given by means of a physical written copy or may be transmitted by facsimile transmission, e-mail or similar electronic communication technology, provided that the means of giving consent shall be convertible into reasonably legible written form within a reasonable time.

Section 2.11.  Lead Director. The Board may elect from its members an independent Lead Director, who shall have such powers and duties as prescribed by the Board. A Director shall be deemed to be independent if he or she qualifies as an independent director under the listing standards of the primary national securities exchange on which the Corporation’s common stock is listed or, if not so listed, in accordance with the standards of the NASDAQ Stock Market.

ARTICLE III
Committees

Section 3.1. Standing Committees.  The standing committees which shall be appointed from time to time by the Board of Directors shall be the Audit Committee and such other committees as may be deemed necessary by the Board or shareholders for efficient operation of the Corporation.

Section 3.2.  Audit Committee.  The Audit Committee shall consist of not less than three nor more than five Directors, none of whom shall be active officers of the Corporation nor provide any paid consulting or other services to the Corporation. Three members of the Committee shall constitute a quorum.  The Committee shall effect its own organization.

The Audit Committee or the Board of Directors shall at least once in each year cause to be made by a certified public accountant selected for the purpose, a complete audit of the books and affairs of the Corporation.  Upon completion of the audit, the certified public accountant shall make a report thereof and its recommendations in accordance with the Securities Exchange Commission’s minimum acceptable requirements for directors’ audits to the Board of Directors.

Section 3.3.  Special Committees.  The President shall have the authority to appoint all special committees and designate alternate members of all committees to serve temporarily for

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members unable to attend any meeting of a standing committee.

Section 3.4.  Telephone Participation.    Directors may participate in meetings of the various committees of the Board of Directors by means of conference telephone or similar communications equipment and be deemed present at the meetings.

ARTICLE IV
Officers

Section 4.1. Officers.  The Board of Directors, at their annual organization meeting, shall appoint a President, a Secretary and a Treasurer.  The Board of Directors may also appoint one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors.  Any two or more offices may be held by the same person.  The Board of Directors may delegate to any officer or committee the power to appoint subordinate officers and to specify their duties and authority and determine their compensation.

Section 4.2.  President.  The President shall be the chief administrative officer of the Corporation and shall have supervision of the operations of the Corporation.  He shall be a member of the Board of Directors and ex officio member of all committees except the Audit Committee.

Section 4.3.  Secretary.  The Secretary shall keep the minutes of the meetings of the shareholders and of the Board of Directors.  He shall have charge of the corporate records, papers and the corporate seal of the Corporation.  He shall give notice of all meetings of shareholders and of the Board of Directors.

Section 4.4.  Treasurer.  The Treasurer, who shall be the Chief Financial Officer of the Corporation, shall be responsible for all money, funds, securities, fidelity and indemnity bonds and other valuables belonging to the Corporation, shall cause to be kept proper records of the transactions of the Corporation; and shall perform such other duties as may be assigned to him from time to time by the Board of Directors or the President.

Section 4.5.  Vice Presidents.  The Vice Presidents shall have such duties and powers as may from time to time be assigned to them by the Board of Directors or the President in the absence of any assignment by the Board of Directors.  One or more may be designated Executive Vice President, Senior Executive Vice President or Senior Vice President.

Section 4.6.  Chairman and Vice Chairman.  The Directors may elect from among the Directors, a Chairman and Vice Chairman of the Board who shall have such duties and powers as may from time to time be assigned by the Board of Directors.

Section 4.7.  Assistant Officers.  The Board of Directors may appoint one or more Assistant Officers.  Each Assistant Officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer.  He

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shall perform such additional duties as the Board of Directors, the President, or the officer to whom he is assistant, may from time to time assign to him.

ARTICLE V
Authorities of Officers

Section 5.1. Seal.  The President, the Secretary, the Treasurer, and any Assistant Secretary or Treasurer, if any, shall each have authority to affix and attest the corporate seal of the Corporation.

Section 5.2. Corporate Act.  The President, acting in conjunction with the Secretary or Treasurer, or any Assistant Secretary or Treasurer, is authorized to perform such corporate and official acts as are necessary to carry on the business of the Corporation, subject to the directions of the Board of Directors.

Section 5.3. Duties of the President. The President, acting in conjunction with the Secretary or Treasurer, or any Assistant Secretary or Treasurer, subject to the directions of the Board of Directors, is fully empowered:

a.  To sell, assign and transfer any and all shares of stock, bonds or other personal property standing in the name of the Corporation or held by the Corporation either in its own name or as agent;

b.  To assign and transfer any and all registered bonds and to execute requests for payment or reissue of any such bonds that may be issued now or hereafter and held by the Corporation in its own right or as agent;

c.  To sell at public or private sale, lease, mortgage or otherwise dispose of any real estate or otherwise dispose of any real estate or interest therein held or acquired by the Corporation in its own right or as agent, except the real estate and buildings occupied by the Corporation in the transaction of its business, and to execute and deliver any instrument necessary to completion of the transaction;

d. To receive and receipt for any sums of money or property due or owing to this Corporation in its own right or as agent and to execute any instrument of satisfaction thereof or any lien of record; and

e.  To execute and deliver any deeds, contracts, agreements, leases, conveyances, bills of sale, petitions, writings, instruments, releases, acquittances and obligations necessary in the exercise of the corporate powers of the Corporation, including any bond required in the execution or administration of any fiduciary capacity.

Section 5.4.  Signatures.  Such of the officers and other employees as may from time to time be designated by the Board of Directors shall have the authority to sign checks, drafts, letters of credit, orders, receipts, and to endorse checks, bills of exchange, orders, drafts, and vouchers made payable or endorsed to the Corporation.

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Section 5.5.  Loans and Pledge of Collateral.  Each of the President, (any Vice President), the Secretary or the Treasurer, acting in conjunction with any other of these designated officers, may effect loans on behalf of this Corporation from any banking institution, to the extent permitted by law, executing notes or obligations and pledging assets of this Corporation thereof.

ARTICLE VI
Amendments

Section 6.1.  Amendments.  These bylaws may be altered, amended, added to or repealed by a vote of a majority of the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, except they shall not make or alter any bylaws fixing their qualifications, classifications or term of office, without the approval of the holders of 70% of the outstanding shares.  Any action by the Board of Directors which alters, amends, adds to, or repeals the Bylaws is subject, however, to the right of the shareholders to change such action by the affirmative vote of the holders of 70% of the outstanding shares.

ARTICLE VII

Capital Stock

Section 7.1. Execution. Except as otherwise provided in the articles of incorporation, the shares of the Corporation shall be represented by certificates. The certificates of shares of the Corporation shall be numbered and registered in a share register as they are issued. They shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share or a statement that such shares are without par value, as the case may be.

Section 7.2. Certificates. Unless otherwise provided by the Board of Directors, every share certificate shall be signed by two executive officers and sealed with the corporate seal, which may be a facsimile, engraved or printed, but where such certificate is signed by a transfer agent or by a transfer clerk of the Corporation or a registrar, the signature of any executive officer upon such certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the time of its issue.

Section 7.3. Uncertificated Shares. Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof, a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class or series shall be identical. Notwithstanding anything herein to the contrary, the provisions

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of Section 7.5 hereof shall be inapplicable to uncertificated shares and in lieu thereof the Board of Directors shall adopt alternative procedures for registration of transfers.

Section 7.4. Fractional Shares. Except as otherwise determined by the Board of Directors, shares or certificates therefore may be issued as fractional shares for shares held by any dividend reinvestment plan or employee benefit plan created or approved by the Corporation’s board of directors, but not by any other person.

Section 7.5. Transfer of Shares. Transfer of shares shall be made on the books of the Corporation only upon surrender of the share certificate, duly endorsed or with duly executed stock powers attached and otherwise in proper form for transfer, which certificate shall be cancelled at the time of the transfer. Notwithstanding anything herein to the contrary, the provisions of this Section 7.5 shall be inapplicable to uncertificated shares if the representation of any shares of the Corporation by uncertificated shares is authorized by the articles of incorporation and the issuance of uncertificated shares has been authorized by the Board of Directors, and in lieu of the provisions of this Section 7.5, the Board of Directors shall adopt alternative procedures for registration of transfers.

Section 7.6. Registered Shareholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim or interest in such share or shares, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Pennsylvania.

Section 7.7. Lost Share Certificates. Unless waived in whole or in part by the Board of Directors or any of the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or the Treasurer, unless the Board of Directors prohibits such waiver by such officer, any person requesting the issuance of a new certificate in lieu of an alleged lost, destroyed, mislaid or wrongfully taken certificate shall (a) give to the Corporation his or her bond of indemnity with an acceptable surety, and (b) satisfy such other requirements as may be imposed by the Corporation. Thereupon, a new share certificate shall be issued to the registered owner or his or her assigns in lieu of the alleged lost, destroyed, mislaid or wrongfully taken certificate; provided that the request therefore and issuance thereof have been made before the Corporation has notice that such shares have been acquired by a bona fide purchaser.

ARTICLE VIII
Emergencies

Section 8.1. Emergencies.  In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this Corporation by its Directors and Officers as contemplated by these bylaws, any three available Directors (which must include either the Chairman or Lead Director), acting together, shall have the full authority of the Board of Directors until such time as a duly elected Board of Directors can again assume full responsibility and control of the Corporation.

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ARTICLE IX

Indemnification

Section 9.1.  Indemnification of Officers and Directors.  Subject to the limitation hereinafter set forth, the institution shall indemnify each Director and each Officer of the institution or of any organization that he is serving as a Director or Officer at the request of the institution and his heirs and executors or administrators to the full extent permitted by law against, and reimburse him for, all liability and reasonable expense, including but not limited to, court costs, attorneys fees and the amount paid in any settlement approved as hereinafter provided, incurred or expended in connection with any claim or proceeding in which he may be involved because of anything he may have done or omitted to do as a Director or Officer of the institution or of any organization that he may have served as a Director or Officer at the request of the institution.  Such indemnification shall not impair any other right any such person may have.

The indemnity and reimbursement herein provided for shall not extend or apply to any liability and expense of any such Director or Officer in any proceeding in which he shall be finally adjudged to have been grossly negligent or to have willfully misconducted himself in the performance of his duties as such Director or Officer, nor to any amount paid to the institution itself.  Indemnity shall apply to and reimbursement be given for an amount paid in settlement only if there shall be a determination, with the advice of counsel for the institution, by members of the Board of Directors not involved in the claim or proceeding and forming a majority of the whole Board of Directors, or by a disinterested person or persons named by the Board of Directors, that the amount is reasonable and that the Director or Officer has not been grossly negligent and has not willfully misconducted himself in his acts or omissions as such Director or Officer in the matter settled.

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